                                                                   EXHIBIT 10.29

                                           *** TEXT OMITTED AND FILED SEPARATELY
                                    PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST
                                            UNDER 17 C.F.R. SECTION 200.80(b)(4)
                                               AND RULE 406 UNDER THE SECURITIES
                                                         ACT OF 1933, AS AMENDED

                            DRUG DISCOVERY AGREEMENT


         This Drug Discovery Agreement (the "Agreement") effective as of July 1, 2005 (the "Effective Date"), is entered into by and between Structural GenomiX, Inc., a Delaware Corporation with principal offices at 10505 Roselle Street, San Diego, California 92121 ("SGX"), and the Cystic Fibrosis Foundation Therapeutics, Inc. ("CFFT"), (an Affiliate of the Cystic Fibrosis Foundation ("CFF")), with principal offices at 6931 Arlington Road, Bethesda, MD 20814.

                                    RECITALS

         WHEREAS, CFFT and SGX are currently engaged in collaborative research pursuant to the Sponsored Research Agreement of December 31, 2000 (the "SRA"); and

         WHEREAS, the Parties wish to continue the research in the manner specified and pursuant to the terms and conditions of this Agreement; and

         WHEREAS, upon the execution of this Agreement, except as provided in
Article 1, the SRA shall be null and void;

         NOW THEREFORE, the parties agree as follows:

                                 ARTICLE 1 - SRA

         CFFT will continue to pay SGX the SRA milestones indicated in Appendix A that are successfully completed prior to January 1, 2006 or as otherwise agreed by the JRC.

Except for any provisions relating to such milestone payments, the SRA shall be null and void on the Effective Date.

                            ARTICLE 2 - DEFINITIONS

         2.1 "Affiliate" means an entity controlling, controlled by, or under common control with the parties to this Agreement; and for purposes of SGX, control shall mean ownership of at least fifty percent (50%) of the voting stock; and for purposes of CFFT, control shall either mean such stock ownership or the power to elect a majority of the members of the Board of Directors.

         2.2 "CFFT Intellectual Property" means: (i) Inventions existing as of the Effective Date, necessary or useful for the performance of the Research, which CFFT owns, controls or has a license to; and (ii) Inventions made, created, developed, conceived or reduced to practice solely by CFFT after the Effective Date.

         2.3 "CFTR" means cystic fibrosis transmembrane conductance regulator protein in whole or part.

         2.4 "Collaboration Products" means a Lead Series, Early Lead Series or Structure Data if any of them are sold or licensed as such and any products that are derived from any or all of a Lead Series, Early Lead Series or the Structure Data. Collaboration Products shall not include SGX Background Intellectual Property except to the extent it is integrated into a Lead Series, Early Lead Series or the Structure Data.

         2.5 "Completion Date" shall have the meaning set forth in Section 3.1.


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


         2.6 Confidential Information" shall have the meaning set forth in
Section 6.1.

         2.7 "Donee" shall have the meaning set forth in Section 3.9(a).

         2.8 "Donor" shall have the meaning set forth in Section 3.9(a).

         2.9 "Early Lead Series" shall mean compounds that either (a) meet the requirements of Section B.1 of Appendix B or (b) which the JRC designates as an Early Lead Series.

         2.10 "Effective Date" shall mean July 1, 2005.

         2.11 "Field" shall mean the treatment of cystic fibrosis in humans.

         2.12 "FTE" shall have the meaning set forth in Section 3.2.

         2.13 "Grantees" shall mean Grantees of CFF who own Intellectual Property and/or other rights that may be useful to the Research.

         2.14 "Hit" shall mean a compound used in the SGX FAST screen which is shown in the course of the Research, to bind to CFTR or any of its domains as demonstrated by a crystal structure of ligand bound to protein or by measurable affinity in a solution phase method such as, but not limited to, isothermal titrating calorimetry.

         2.15 "Inventions" means all tangible and intangible inventions (whether or not patentable), discoveries, information, improvements, technology, data, materials, samples, processes, methods, know-how, trade secrets, or copyrightable material resulting from the Research.



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         2.16 "JRC" shall have the meaning set forth in Section 3.8.

         2.17 "Key Milestone Event" shall mean each of Appendix D milestones 7, 8, 9 and 10.

         2.18 "Lead Series" means the collection of compounds within a single chemical series identified in the course of the Research either (a) which contains compounds which satisfy the criteria B.2 in Appendix B; or (b) which the JRC designates as a Lead Series.

         2.19 "Milestone Events" shall have the meaning set forth in Section 3.5(a).

         2.20 "Net Sales" with respect to any Collaboration Product shall mean the gross amount invoiced by CFFT and any CFFT Affiliate, licensee or sublicensee for that Collaboration Product sold in bona fide, arms-length transactions to Third Parties, less (i) quantity and/or cash discounts from the gross invoice price which are actually allowed or taken; (ii) freight, postage and insurance included in the invoice price; (iii) amounts repaid or credited by reasons of rejections or return of goods or because of retroactive price reductions specifically identifiable to the Collaboration Product; (iv) amounts payable resulting from government (or agency thereof) mandated rebate programs;
(v) third-party rebates to the extent actually allowed; (vi) invoiced customs duties and sales taxes (excluding income, value-added and similar taxes), if any, actually paid and directly related to the sale that are not reimbursed by the buyer; and (vii) any other specifically identifiable amounts included in the Collaboration Product's gross invoice price that should be credited for reasons substantially equivalent to those listed above; all as determined in accordance with generally accepted accounting principles.



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



                  2.20.1 In the case of any sale or other disposal of a Collaboration Product between or among CFFT and its Affiliates, licensees and sublicensees, for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm's-length sale thereafter to a Third Party.

                  2.20.2 In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Collaboration Product is paid for, if paid for before shipment or invoice.

                  2.20.3 In the case of any sale or other disposal for value, such as barter or counter-trade, of any Collaboration Product, or part thereof, other than in an arm's length transaction exclusively for money, Net Sales shall be calculated as above on the value of the consideration received or the fair market price (if higher) of the Collaboration Product in the country of sale or disposal.

                  2.20.4 In the event the Collaboration Product is sold in a finished dosage form containing the Collaboration Product in combination with one or more other active ingredients (a "Combination Product"), the Net Sales of the Collaboration Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales (as defined above in this Section) of the Combination Product by the fraction, A/(A+B) where A is the weighted (by sales volume) average sale price of the Collaboration Product when sold separately in finished form and B is the weighted average sale price of the other product(s) sold separately in finished form, provided that the above formula in this Section 2.19.4 shall not apply if the Collaboration Product is virtually always sold in combination form and if each of the active ingredients in a



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Combination Product results from the Research Program and in each such event the following sentence shall apply. In the event that such average sale price cannot be determined for both the Collaboration Product and the other product(s) in combination, Net Sales for purposes of determining royalty payments shall be mutually agreed by the parties based on relative value contributed by each component, and such agreement shall not be unreasonably withheld.

                  2.21 "Progress Report" shall have the meaning set forth in
Section 3.8(a).

                  2.22 "Research" shall have the meaning set forth in Section
3.1.

                  2.23 "Research Plan" shall mean the Research Plan attached to this Agreement as Appendix C as it may be revised from time to time in accordance with this Agreement.

                  2.24 "SGX Background Intellectual Property" means Inventions made, created, developed, conceived or reduced to practice by SGX prior to or in connection with the Research, relating to: (i) methodologies and practices for protein over-expression, purification, crystallization, X-ray structure determination, co-crystal structure determination, and compound screening, including but not limited to, protocols and methodologies and/or instrumentation relating to production of soluble membrane-bound proteins or their domains, other than Inventions relating to CFTR or interactions of CFTR with small molecules or other interactions of CFTR with interacting proteins; and (ii) compounds within SGX's libraries, including without limitation Hits and linear libraries, but excluding compounds developed in the course of the Research, within combinatorial libraries, Structure Data, Early Lead Series and Lead Series.

                  2.25 "Structure Data" means any Inventions made, created, developed, conceived or reduced to practice by SGX in the course of the Research relating to the structure of CFTR or interactions of CFTR with other interacting proteins or CFTR interactions with small molecules and compounds within combinatorial libraries, developed in the course of the Research, but excluding, Hits and compounds within linear libraries. For clarity, Structure Data does not include SGX Background Technology.


                              ARTICLE 3 - RESEARCH

         3.1 Research. There is attached to this Agreement as Appendix C, the applicable Research Plan describing the Research (the "Research") to be conducted by SGX in accordance with this Agreement. The Research Plan may be revised from time to time by the determination of the JRC. Any such revised Research Plan shall be attached hereto as Appendix C. The term of the Research will commence on the Effective Date and terminate on the third (3rd) anniversary of the Effective Date (the "Completion Date") unless terminated earlier as provided in this Agreement. SGX will exercise its good faith commercial efforts to conduct the Research in a professional and diligent manner; provided however, that SGX does not warrant that the Research will achieve any of the research objectives contemplated by it. For the purposes of Sections 2.15, 2.23, 2.24,
4.1 and 6.5, the Research shall also include the "Research" (as defined in the SRA) performed pursuant to the SRA. The Research is dependent upon the availability of both biophysical and cell-based assays to be provided by CFFT. It is envisioned that the biophysical assay will be based either on Isothermal Titrating Calorimetry or Biacore(TM) analysis, both of which are capable of measuring binding of low molecular weight compounds with affinities as low as 100uM. SGX will be responsible for providing samples of both proteins and compounds for this assay. The cell-based assay should be capable of detecting compounds with activities of less than 100uM. The read-out from the assay should reflect activity of functional CFTR. CFFT will bear the costs of all assays.

         3.2 Research Staffing. SGX will dedicate a minimum of [...***...] full time equivalent researchers ("FTE's") to the Research per year during the term of the Research, the exact number to be determined by the JRC on a quarterly basis in advance of each calendar quarter during the term of the Research based on the demands of the Research during the upcoming quarter. One FTE is equivalent to [...***...] hours of work per year. It is anticipated that the following researchers will be involved in the Research: [...***...], [...***...] and [...***...] (collectively, the "Key Personnel"). [...***...] shall serve as SGX's Research manager and shall be responsible for the overall management of the Research and shall be the first point of contact with CFFT. SGX shall endeavor to continue to assign the Key Personnel to the Research until the Completion Date; provided however, that if SGX believes internal transfers are necessary, SGX shall discuss with CFFT the reasons for such transfers, the identity and qualification of the proposed substitute personnel, and the means by which SGX proposes to prevent any such transfer resulting in a learning curve loss detrimental to the progress of the Research. SGX shall secure CFFT's written approval prior to implementing any transfer of the Key Personnel; provided however, that such approval shall not be unreasonably withheld or delayed.




                                       8     ***CONFIDENTIAL TREATMENT REQUESTED
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         3.3 Research Funding. CFFT will pay SGX research funding during the term of the Research based on the number of SGX FTEs involved in the Research as provided in Section 3.2 above. For each such FTE, CFFT will pay SGX the rate of [...***...] dollars ($[...***...]) per FTE per year, except that CFFT will pay SGX for [...***...] of the FTE's for the Research from the Effective Date through December 30, 2005 at the rate of [...***...] dollars ($[...***...]) per FTE. Payments will be made by CFFT [...***...] beginning on the Effective Date, based on the number of FTE's SGX estimates will be devoted to the Research during the following fiscal quarter. With its invoice, SGX will provide CFFT with evidence that the number and appropriate qualifications of FTE's covered by the [...***...] were actually devoted to the Research and will respond promptly to any CFFT questions regarding same. Within sixty (60) days following each anniversary date during the term of the Research, SGX shall provide CFFT with an annual accounting of the FTE's actually devoted to the Research during the preceding year and accord CFFT a credit (or in the case of the last annual accounting), a refund, for any deficiency in FTE's assigned to the Research from the number of FTE's specified in Section 3.2 for such preceding annual period. In no event shall CFFT be responsible during any annual period for FTE's payments in excess of the number of FTE's specified in Section 3.2 for such period.

         3.4 Technology Payments


                  (a) CFFT shall pay SGX a [...***...] of one million dollars ($1 million) after receipt of an invoice for same, which may be submitted by SGX immediately after the Effective Date.




                                       9     ***CONFIDENTIAL TREATMENT REQUESTED

                  (b) CFFT shall pay SGX quarterly Technology Maintenance Fees of [...***...] dollars ($[...***...]) each, billable by SGX on the first anniversary date of the Effective Date and at the outset of each three (3) month period thereafter during the term of the Research after receipt of invoices for same.

         3.5 Milestone Payments.

                  (a) In addition to the FTE payments provided for in Section 3.3, CFFT shall pay to SGX the nonrefundable milestone payments for the achievement of the Milestone Events set forth in Appendix D.


         (b) Appendix D is provided to direct the flow of the Research and to offer incentives to SGX. The order and timing of these Milestone Events is suggested by CFFT and its advisors on the JRC. However, these steps may be performed out of order and in any year if such performance is determined by the JRC to help to achieve the overall objectives of the Research at the time they are performed. Failure to achieve any of the Milestone Events described in Appendix A or D will not constitute a breach of this Agreement. However, the failure to achieve a Key Milestone Event on or before its Anticipated Completion Date (as defined in Appendix D) shall constitute grounds for a "No Cost Termination" by CFFT in accordance with Section 7.2 of this Agreement.

         (c) Milestone payments shall be paid after the JRC confirms the completion of each Milestone Event and the receipt of the SGX invoice corresponding to the Milestone Event.



                                       10    ***CONFIDENTIAL TREATMENT REQUESTED

         3.6 Outsource Budget. In addition to the payments to SGX specified hereinabove, CFFT will reimburse SGX for amounts SGX incurs for third party services or materials specified in the Outsource Budget attached hereto as Appendix E. The Outsource Budget may be amended from time to time with CFFT's approval. Payments due to SGX under the Outsource Budget shall be invoiced to CFFT with respect to the preceding quarter.

         3.7 Early Termination Bonus. In addition to the payments provided for in Sections 3.3 through 3.6. CFFT shall pay to SGX, within sixty (60) days after the termination of this Agreement, an additional bonus if, but only if, Milestone Event numbered 10 has been successfully completed by SGX prior to the termination, such bonus to be calculated as follows: (i) multiplying [...***...] dollars ($[...***...]) by the number of FTE's specified in Section 3.2 for the period from the date of such successful completion through the Completion Date, provided that, if no final number of FTE's have been approved for any portion of the period after successful completion and prior to the Completion Date, the number of FTE's for such period for purposes of calculating the Early Termination Bonus shall be [...***...]. Such bonus shall be in lieu of FTE payments that otherwise might have been devoted to the Research after successful completion had the Agreement not been terminated.

         3.8 Research Management.

                  (a) During the term of the Agreement, three or more representatives of each party will be named to serve on the Joint Research Committee (the "JRC"). The JRC shall meet regularly (at least two times per year in person and more frequently at the call of a



                                       11    ***CONFIDENTIAL TREATMENT REQUESTED
representative from either party face to face, by telephone or video conferencing) to oversee the progress of the Research. The timing and location of such meetings will be agreed upon by the parties. SGX will provide a written report (the "Progress Report") detailing the progress of the Research quarterly, with the Progress Report scheduled for quarters immediately preceding meetings of the JRC to be distributed to CFFT at least three (3) business days prior to such meetings. Without limitation, SGX will include in the Progress Reports in reasonable detail SGX's interpretation of the data.

                  (b) The JRC will be responsible for: approving the detailed research plans for the first and subsequent years of the Research and any revision thereto; coordinating and monitoring research progress; determining the numbers of FTE's required to accomplish the tasks specified in the Research Plan, determining the successful completion of Appendix A milestones and Milestone Events; ensuring open and frequent exchanges between the parties with respect to Research activities; and approving priorities of the Research and allocations of tasks and resources required to carry out the goals of the Research. All such decisions will be made by consensus of the JRC; provided however, that CFFT will have the final decision as to the setting of priorities for the Research and with respect to all decisions relating directly or indirectly to payments (including the completion of Appendix A milestones and Milestone Events) under this Agreement. Decisions of the JRC are [...***...].

         3.9 Proprietary Materials.

                  (a) In the course of the Research, a party ("Donor") may transfer its proprietary materials to the other party ("Donee"). Substances made by a Donee from proprietary materials of a Donor shall remain the property of the Donor. Neither party shall



                                       12    ***CONFIDENTIAL TREATMENT REQUESTED
transfer the other party's proprietary materials to any third party without the prior written consent of the Donor.

                  (b) CFFT shall exercise its good faith commercial efforts to obtain from Grantees information and materials; provided however, that all decisions regarding whether or not, and on what terms, to obtain such information and materials from Grantees, will be CFFT's responsibility and at its sole discretion.

                  (c) Upon termination of this Agreement, any remaining proprietary materials supplied by a Donor will be returned to the Donor or destroyed, as requested by the Donor.

                  (d) BOTH PARTIES ACKNOWLEDGE THAT THE PROPRIETARY MATERIALS PROVIDED BY EITHER PARTY TO THE OTHER PARTY ARE EXPERIMENTAL IN NATURE AND THAT THE DONOR MAKES NO REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. In no event shall either party be liable to the other party for any indirect or consequential damages resulting from any use of the proprietary materials or any derivatives thereof, by the other party.

         3.10 Exclusivity. During the term of the Research, SGX will not enter into any agreement or conduct any research, with any commercial third party or for any commercial purpose, in connection with the structure solution of CFTR proteins or the development of modulators of CFTR.

             ARTICLE 4 - - INTELLECTUAL PROPERTY RIGHTS AND PAYMENTS

         4.1 Ownership. SGX Background Intellectual Property is owned by SGX. CFFT Intellectual Property is owned by CFFT. SGX will own any Lead Series, Early Lead Series and Structure Data resulting from the Research; provided however, that SGX hereby grants to CFFT (a) an exclusive (even as to SGX) worldwide, sublicensable, perpetual license under all of its rights and interests in any Lead Series and Early Lead Series to use, sell, license or otherwise transfer any Lead Series and Early Lead Series to a third party; and (b) an exclusive (even as to SGX) worldwide, sublicensable, perpetual license in the Structure Data (other than an Early Lead Series and Lead Series) in the Field under all of its rights and interests. At CFFT's request, SGX shall promptly furnish the Structure Data, Early Lead Series and Lead Series to CFFT in such form as will allow CFFT to exercise its rights hereunder. If CFFT determines that SGX's retention of title hereunder in any way hinders commercialization, it may request that SGX transfer title to CFFT. SGX shall not unreasonably withhold its consent to such request. Without limitation of the foregoing in this Section 4.1, SGX's retention of title to any Lead Series, Early Lead Series and the Structure Data shall not allow SGX to use the Structure Data in the Field or use the Lead Series or Early Lead Series for any purposes other than the Research, and shall not allow SGX to transfer the Structure Data to any third party for use in the Field or transfer the Early Lead Series or Lead Series to any third person, except in each case in conjunction with an assignment allowable under
Section 9.5 and then only if SGX's successor in interest in any such assignment agrees to be bound by the terms of this Section 4.1. SGX shall execute such agreements and/or documents as



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requested by CFFT as are necessary to implement CFFT's rights pursuant to this
Section 4.1. Inventorship of Inventions will be determined in accordance with the laws of the United States and other applicable law.

         4.2 License to SGX of CFFT Intellectual Property. Subject to the terms of this Agreement, CFFT grants to SGX and SGX accepts a non-exclusive, paid-up, license of CFFT Intellectual Property to use and practice CFFT Intellectual Property solely to conduct the Research to the extent that CFFT has the right to grant such license.

         4.3 SGX Background Intellectual Property. CFFT will have no rights to use or practice SGX Background Intellectual Property except to the extent it is integrated into the Structure Data, Early Lead Series or a Lead Series.

         4.4 Commercial Efforts. CFFT will exercise its good faith commercial efforts to (i) develop and bring on its own account or through sublicensees, Collaboration Products to the market as soon as reasonably practicable, (ii) obtain regulatory approvals to market Collaboration Products, and (iii) after obtaining regulatory approvals for any Collaboration Products, launch Collaboration Products and promote and meet the market demand therefor.

         4.5 Lack of Diligence. In the event that CFFT fails to exercise its good faith efforts to develop and commercialize a Collaboration Product within [...***...] years after the Completion Date, the rights to the Structure Data, Early Lead Series and Lead Series granted to CFFT pursuant to Section 4.1 shall revert to SGX and SGX thereafter shall have the right to develop, manufacture, make, have made, import, use, distribute, offer for sale and sell Collaboration Products. In the event of such reversion, SGX shall pay to



                                       15    ***CONFIDENTIAL TREATMENT REQUESTED

CFFT [...***...] percent ([...***...]%) of any amount SGX receives from the sale of any Collaboration Product.

         4.6 Lump Sum Payments. It is anticipated that CFFT will seek a sublicensee to aid in the further development and commercialization of a Lead Series generated by SGX. SGX further acknowledges that CFFT may elect to invest additional funds in the continued development of the Structure Data or a Lead Series or Early Lead Series prior to seeking a sublicensee and that CFFT will seek a sublicensee either directly or indirectly after delivery by SGX of a Lead Series, Early Lead Series or Structure Data or at any point thereafter. Upon entering into a sublicensing arrangement, CFFT will pay to SGX the cumulative amounts indicated in the table below of the greater of the indicated percentage of sublicensing proceeds or the indicated milestone and royalty payments for the stages completed prior to sublicensing. Thereafter, CFFT shall pay to SGX the greater of the indicated percentage of sublicensing proceeds or the milestone or royalty amount corresponding to a stage when it is completed.

SUBLICENSING PROCEEDS, MILESTONES AND ROYALTIES:


                                  Lead Stage (no
                                  additional              From Lead Stage
       Stage of                   investment              up to IND filing        From IND approval
       Sublicensing               by CFFT)                Stage                   Stage on
       -------------------------- ----------------------- ----------------------- ---------------------------
       Percentage of              [...***...]% of the     [...***...]% of the     [...***...]% of the
       sublicensing proceeds      amounts received        amounts received        amounts received
       (including royalties)
       payable to SGX

       Development Candidate      $[...***...]            $[...***...]            $[...***...]

       IND Filing                 $[...***...]            $[...***...]            $[...***...]

       Completion Phase I         $[...***...]            $[...***...]            $[...***...]

       Completion Phase II (POC)  $[...***...]            $[...***...]            $[...***...]

       Initiation Phase III       $[...***...]            $[...***...]            $[...***...]




                                       16    ***CONFIDENTIAL TREATMENT REQUESTED

       1st Registration, US       $[...***...]            $[...***...]            $[...***...]

       1st Registration,          $[...***...]            $[...***...]            $[...***...]
       ex-US

       Royalties                  [...***...]% of Net     [...***...]% of Net     [...***...]% of Net Sales
                                  Sales                   Sales

         4.7 Royalty Accounting and Payments. The royalty payments due under
Section 4.6 will be paid quarterly within sixty (60) days after the close of each calendar quarter beginning with the calendar quarter following the quarter in which the first commercial sale of a Collaboration Product occurs. With each such quarterly payment CFFT will furnish to SGX a written accounting in a format agreed upon by the parties detailing the total number of units of each Collaboration Product sold for the quarterly period for which payments under
Section 4.6 are due. Any payments due hereunder which are not paid by the date due will bear interest at a rate equal to the prime rate as reported by Citibank (or its successor) in New York, New York applicable to such period, plus [...***...] percent ([...***...]%).

         4.8 Records; Inspection. CFFT will keep complete, true and accurate books of account and records for the purpose of determining the amounts payable under Section 4.6. Such books will be kept reasonably accessible for at least three (3) years following the end of the calendar quarter to which they pertain. Such records will be open for inspection during such three (3) year period with reasonable notice by a representative or agent of SGX for the purpose of verifying the written accounting. SGX shall bear the costs and expenses of any such inspections conducted under this Section 4.8 unless a variation or error producing an underpayment of [...***...] percent ([...***...]%) or more of the amount payable for any inspection period is established, whereupon all costs and expenses


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



relating to such inspection and any unpaid amounts discovered will be paid by CFFT together with interest on such amounts at the rate specified in Section 4.7.

         4.9 Payments to CFFT. In the event section 4.5 is applicable, Sections
4.7 and 4.8 shall be applicable to SGX and CFFT by reversing the rights and obligations of the parties specified therein.

                         ARTICLE 5 - PATENT PROSECUTION

         5.1 Prosecution by each party.


                  (a) SGX shall promptly notify CFFT of any Invention. During the term of Research, SGX shall, at CFFT's expense, (i) direct the preparation, filing, prosecution and maintenance of patent applications and patents relating to the Research in such countries as CFFT deems appropriate and (ii) conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extensions with respect to patents and patent applications; and (iii) keep CFFT informed as to the status of patent matters relating to Inventions, including, without limitation, by providing CFFT and its patent counsel the opportunity, at CFFT's expense, to review and comment on any documents relating to the Research which will be filed in any patent office at least thirty (30) days before such filing, and promptly providing CFFT with copies of any documents relating to the Inventions which SGX receives from such patent offices, including notices of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions. After the term of the Research, CFFT shall assume the aforementioned obligations with respect to patents. CFFT shall reimburse SGX for the costs SGX incurs in undertaking the above patent responsibilities on a monthly basis.

                  (b) SGX shall have the right at its sole expense to direct the preparation, filing, prosecution and maintenance of patent applications and patents relating to SGX Background Intellectual Property worldwide in such countries as SGX deems appropriate, and conduct any interferences, re-examinations, reissues, oppositions or requests for patent term extensions with respect thereto.

         5.2 Prosecution by CFFT. In the event SGX declines to file or, having filed, declines to further prosecute and maintain any patents or patent applications on Inventions for which it is responsible under Section 5.1(a) after a reasonable opportunity to do so, CFFT will have the right to conduct such activities, at its own expense, in the name of the owner in any country, in which event SGX shall provide all reasonable assistance requested by CFFT at CFFT's expense.

         5.3 Cooperation. Each party will make available to the other such of its employees, agents or consultants as are reasonably necessary or appropriate to enable such party to file, prosecute and maintain patents and patent applications as permitted under Section 5.1(a), including without limitation, by providing the other with an opportunity to fully review and comment on any documents as far in advance of filing dates as feasible, which documents will be filed in any patent office, and providing the other with copies of any documents that such party received from such patent offices promptly after receipt, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.

                           ARTICLE 6 - CONFIDENTIALITY

         6.1 Confidential Information. Pursuant to the SRA and to this Agreement, SGX and CFFT have and may supply each other with certain proprietary, technical or business information or materials ("Confidential Information"). Confidential Information will mean all Confidential Information disclosed by the parties to each other under the SRA and all information disclosed by a party to the other party under this Agreement and designated as "Confidential" by the disclosing party at the time of disclosure as follows: (i) Confidential Information embodied in any tangible form or thing must be marked or labeled clearly as "CONFIDENTIAL" or with a similar legend sufficient to notify the receiving party that the Confidential Information is subject to the terms of this Agreement; (ii) Confidential Information disclosed orally must be identified as "CONFIDENTIAL" at the time of oral disclosure; (iii) Confidential Information licensed to CFFT pursuant to Section 4.1 of this Agreement which shall be the Confidential Information of CFFT pursuant to such license notwithstanding the fact the information was initially disclosed to CFFT by SGX.

         6.2 Use of Confidential Information. SGX and CFFT agree that they will not use any Confidential Information received from the other party except for the purposes of this Agreement or to exercise the rights granted or retained by such party under this Agreement. Each party agrees not to disclose any Confidential Information received from the other party to any third parties, except as provided in Sections 6.3 or 6.4, to the extent required for patent filings, or otherwise to exercise its rights duties and obligations pursuant to this Agreement. SGX and CFFT agree to maintain and follow reasonable procedures to prevent unauthorized disclosure or use of the Confidential Information and to prevent it from falling into the public domain or the possession of unauthorized persons. SGX and CFFT agree that subject to the first two sentences of this Section 6.2, and to Sections 6.3 and 6.4, the recipient of Confidential Information hereunder will not disclose such information other than to those of its officers, employees, or consultants who require access to Confidential Information to accomplish the purposes of this Agreement and that all such disclosures will be subject to written contractual obligations of confidentiality at least as restrictive as those in this Agreement. Each party will immediately advise the other party of any disclosure, loss or use of Confidential Information in violation of this Agreement. The obligations of the parties with respect to Confidential Information under this Article 6 will terminate [...***...] ([...***...]) years from the Completion Date except in the case of Confidential Information exclusively licensed to CFFT pursuant to this Agreement which confidentiality restrictions shall remain in force for SGX for [...***...].

         6.3 Disclosure to Commercial Partner. In the event that either party enters into an agreement with a third party in accordance with the terms of this Agreement with respect to the further development or commercialization of any Inventions, such party will have the right to disclose to that third party and such third party will have the right to use such Confidential Information of the other party as is necessary to accomplish the purposes of the agreement between the contracting party and the third party.

         6.4 Exceptions. For purposes of Sections 6.1 through 6.3, Confidential Information will not include information that the receiving party shows is:




                                       21    ***CONFIDENTIAL TREATMENT REQUESTED

                  (a) lawfully known or available to the receiving party from a source other than the disclosing party without breach of this Agreement;


                  (b) already known to the receiving party, as shown by written records, before its disclosure by the disclosing party;


                  (c) developed independently by the receiving party without the use or consideration of or reference to the Confidential Information of the disclosing party;


                  (d) within, or later falls within, the public domain without breach of this Agreement by the receiving party;


                  (e) publicly disclosed with the written approval of the disclosing party; or


                  (f) disclosed pursuant to the requirement or demand of a lawful governmental or judicial authority, but only to the extent required by operation of law, regulation or court order; provided however, prior to such disclosure the party otherwise required to disclose shall notify the other party as far in advance as is practicable to allow such other party to seek a protective order; and


                  (g) the transfer of coordinate files that underlie milestones 4 and 5 of Appendix A and Milestone 5 of Appendix D, each of which files shall be furnished to CFFT by SGX promptly upon the completion of each such milestone.

         6.5 Publication. In the event any of the parties hereto wish to publish any papers relating to the Research, representatives of the other parties hereto may be co-authors of such papers, subject to customary scientific practices; provided, however, each party's contribution to the Research described in such papers will be acknowledged in all such papers, regardless of authorship. To afford each party an opportunity to determine that no Confidential Information of such party is disclosed in any proposed publications, whether written or oral (including without limitation, presentations to a journal or editor or other written materials, abstracts, presentations to a seminar, meeting or other third party or any other oral disclosure or abstract) and that patent filings will not be jeopardized, and to keep each party informed of upcoming disclosures, each party will provide the other with an advance copy of any proposed publication or abstract relating to the Research at least thirty (30) days prior to submission of such manuscript or thirty (30) days prior to presentation if such publication is to be made orally. At the non-publishing party's request, the publishing party will delay submitting such manuscripts for an additional ninety (90) days to allow the non-publishing party to take such steps it deems necessary to file patent applications or otherwise protect its Confidential Information.

         6.6 Publicity. Neither party may make any public announcement relating to this Agreement including disclosure of the terms or status of Milestone Events under this Agreement without the prior written consent of the other party, which consent will not be unreasonably withheld. Upon execution of this Agreement, the parties will issue a press release in the form mutually agreed upon or a reasonable variant thereof. Any additional press releases or public announcements with respect to this Agreement or the transactions and activities contemplated herein will be published at such time and in such manner as the parties will mutually agree upon.

                             ARTICLE 7 - TERMINATION


         7.1 Without Cause Termination by CFFT. CFFT shall have the right to terminate this Agreement without cause upon the first (1st) or second (2nd) anniversaries of the Effective Date by providing SGX at least thirty (30) days notice of such termination. In such event, CFFT shall pay to SGX a termination payment of [...***...] dollars ($[...***...]), and except for such termination payment and any outstanding accrued liabilities existing as of the effective date of termination, no further amount shall be payable by CFFT pursuant to this Agreement.


         7.2 No Cost Termination. CFFT may terminate this Agreement without cost ("No Cost Termination") on written notice, given at any time during the sixty
(60) day period immediately following a Key Milestone Event Anticipated Completion Date only if SGX has failed to successfully complete such Key Milestone Event by the Anticipated Completion Date, and only to the extent that such failure is not due to a delay in the availability of the assays described in Section 3.1. In the event of such termination, no further amount shall be payable by CFFT to SGX except for any outstanding accrued liabilities existing as of the effective date of termination.


         7.3 Automatic Termination. This Agreement shall terminate on the Completion Date, or if earlier, on the date Milestone numbered 10 specified in Appendix D has been successfully completed.


         7.4 Termination for Material Breach. Without limitation to other rights available to a party, either party may terminate this Agreement in the event of a material breach by the other party upon sixty (60) days written notice to the other party setting

                                             ***CONFIDENTIAL TREATMENT REQUESTED
forth in reasonable detail the specifics of the material breach, provided however, that within such sixty (60) day period, the party in material breach may cure the deficiency or the parties may agree on a settlement in which case the termination by SGX or CFFT shall not occur.

         7.5 Effect of Termination. In the event of termination of this Agreement (other than by reason of CFFT's breach), the licenses granted by CFFT to SGX pursuant to this Agreement will terminate. In the event of termination of this Agreement by CFFT under Sections 7.2 or 7.4, or in the event of termination under Section 7.3, SGX agrees that for a period of [...***...] ([...***...]) years from the date of termination, it will not work with any third party in the field of CFTR structure determination. In the event of termination (other than as a result of CFFT's breach), SGX shall transfer to CFFT in a format requested by CFFT all processes and materials relevant to the Research other than SGX Background Intellectual Property. , In addition to other licenses granted to CFFT by SGX pursuant to this Agreement, (i) in the event of termination of this Agreement by CFFT under Section 7.4 SGX will grant to CFFT an [...***...] license in the Field, to any Hits and compounds within linear libraries, identified in the course of the Research, and (ii) in the event of termination of this Agreement under Sections 7.2 or 7.3, SGX will grant to CFFT a [...***...] license in the Field to any Hits and compounds within linear libraries, identified in the course of the Research.

         7.6 Survival. Articles 1, 2, 4, 5, 6, 7, 8 and 9 and Section 3.9 shall survive expiration or termination of this Agreement for any reason, except that:
(a) in the event of termination by CFFT under Section 7.4, Sections 4.6 and 4.7 shall not survive; and (b) in the event of a termination by SGX under Section 7.4, sections 4.1(a) and (b) shall not



                                       25    ***CONFIDENTIAL TREATMENT REQUESTED
survive; and (c) in the event of termination by CFFT under Section 7.2, Sections
4.6 and 4.7 shall not survive, but in lieu of payments to SGX pursuant to those sections, CFFT shall pay to SGX [...***...] percent ([...***...]%) of any amount CFFT receives from the sale of any Collaboration Product.

                           ARTICLE 8 - INDEMNIFICATION

         8.1 CFFT Indemnification. CFFT agrees to defend, indemnify and hold SGX, its directors, officers, employees, agents and Affiliates, harmless from and against any losses, costs, claims, liabilities or expenses (including reasonable attorney's fees and expenses of litigation) claimed by persons not covered by this indemnification arising out of or in connection with (i) the use or practice of an Early Lead Series, Lead Series or Structure Data by or on behalf of CFFT, its Affiliates, licensees or sublicensees or (ii) the research and development, manufacture, use, promotion, marketing, sale or other distribution of any Collaboration Product by CFFT or its Affiliates, licensees or sublicensees, except to the extent that such claims result from the negligence or willful misconduct of SGX.

         8.2 SGX Indemnification. SGX agrees to defend, indemnify and hold CFFT and its Affiliates and their officers, employees and agents, harmless from and against any losses, costs, claims, liabilities or expenses (including reasonable attorney's fees and expenses of litigation) claimed by persons not covered by this indemnification arising out of or in connection with (i) the negligent performance or willful misconduct of this Agreement by or on behalf of SGX; or
(ii) resulting from the use or practice of CFFT Intellectual Property by or on behalf of SGX; or (iii) resulting from the use or practice of




                                       26    ***CONFIDENTIAL TREATMENT REQUESTED

SGX Background Intellectual Property by SGX; except to the extent that such claims result from the negligence or willful misconduct of CFFT.

         8.3 Procedure. The parties agree to promptly notify each other of any claim or liability subject to this Article 8. The indemnifying party will have the right to control the defense thereof with counsel of its choice; provided however, that the indemnified party will have the right to retain its own counsel at its own expense for any reason. The indemnified party will cooperate with the indemnifying party and its legal representatives in the investigation of any action, claim or liability covered by this Article 8. The indemnified party will not, except at its own cost, voluntarily make any payment or incur any expense with respect to any claim or suit without the prior written consent of the indemnifying party.


                            ARTICLE 9 - MISCELLANEOUS

         9.1 Representations and Warranties. Each party represents and warrants:


                  (a) each SGX scientist and employee involved in the Research has entered into a contract which provides for assignment to the party of all Inventions and discoveries made by the scientist or employee during the course of his or her employment with the party;


                  (b) it has not previously granted and during the term of this Agreement will not grant any option, license or interest in or to the Intellectual Property subject to this Agreement or any portion thereof in conflict with the rights granted to the other party herein;

                  (c) it has the right to grant the rights granted herein and it has the full power, right and authority to execute and deliver this Agreement and perform its obligations hereunder; and


                  (d) it owns or has a license (with the right to grant sublicenses) to the proprietary materials provided to the other party under this Agreement

         9.2 Arbitration. The parties recognize the disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either party's rights and/or obligations hereunder. It is the objective of the parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resorting to arbitration. The parties agree that prior to any arbitration concerning this Agreement, CFFT's President and SGX's President will meet in person or by video conferencing in a good faith effort to resolve any disputes concerning this Agreement. Within thirty (30) days of a formal request by either party to the other, any party may, by written notice to the other, have such dispute referred to their respective officers designated for attempted resolution by good faith negotiations, such good faith negotiations to begin within thirty (30) days after such notice is received. Any dispute arising out of or relating to this Agreement which is not resolved between the parties or the designated officers of the parties pursuant to this
Section 9 will be resolved by final and binding arbitration conducted in Chicago, Illinois under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration will be conducted by three (3) arbitrators who are knowledgeable in the subject matter which is at issue in the dispute. One arbitrator will be selected by CFFT and one arbitrator will be selected by SGX and the third arbitrator will be appointed by the AAA. In conducting the arbitration, the arbitrator will determine what discovery will be permitted, consistent with the goal of limiting the cost and time which the parties must expend for discovery (and provided that the arbitrators will permit such discovery they deem necessary to permit an equitable resolution of the dispute) and will be able to decree any and all relief of an equitable nature, including but not limited to such relief as a temporary restraining order, a preliminary injunction, a permanent injunction, specific performance or replevin of property. The arbitrators will also be able to award actual or general damages, but will not award any other form of damage (e.g., consequential, punitive or exemplary damages). The parties will share equally the arbitrator's fees and expenses pending the resolution of the arbitration unless the arbitrators require the non-prevailing party to bear all or any portion of the costs of the prevailing party. The decision of the arbitrators will be final and binding and may be enforced by the party in whose favor it runs in any court of competent jurisdiction at the option of such party. Notwithstanding anything to the contrary in this Section 9.2, either party may seek immediate injunctive or other interim relief from any court of competent jurisdiction with respect to any breach of Section 6 hereof, or otherwise to enforce and protect the patent rights, copyrights, trademarks, or other intellectual property rights owned or controlled by such party. In no event will a demand for arbitration be made after the date when the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations.

         9.3 Invoices. All invoices sent under this Agreement are payable within thirty (30) days after the date of an invoice finally submitted. Each invoice shall be submitted with sufficient backup information to allow CFFT to verify the invoice amounts. SGX shall promptly respond to requests by CFFT for further information and SGX shall cooperate with CFFT if CFFT determines that an audit of any invoice is appropriate. In case of non- or late payments of any amounts owing by CFFT to SGX, such amounts shall bear interest at the rate of [...***...]% per [...***...] from the date on which such amounts shall become due and payable.

         9.4 Governing Law. This Agreement will be governed by the laws of the State of Maryland, without reference to conflicts of laws principles.

         9.5 Assignment. This Agreement will not be assignable by either party to any third party without the prior written consent of the other party; except either party may assign this Agreement without such consent, to (i) an Affiliate of such party; or (ii) an entity that acquires all or substantially all of the business or assets of such party to which this Agreement relates, whether by merger, acquisition, reorganization, sale or otherwise.

         9.6 No Implied License. No right or license under any patent application, issued patent, know-how or other proprietary information is granted or shall be granted by implication. All such rights or licenses are or shall be granted only as expressly provided in the terms of this Agreement.

         9.7 Force Majeure. Neither party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, hostilities between nations, governmental law, order or regulation, embargo, action by the government or any agency thereof, act of God, storm, fire, accident, labor dispute or



                                       30    ***CONFIDENTIAL TREATMENT REQUESTED
strike, sabotage, explosion, or other similar or different contingencies, in each case, beyond the reasonable control of the respective party.

         9.8 Independent Contractors. The relationship between the parties will be that of independent contracting parties and nothing in this Agreement will be construed to create any other relationship between CFFT and SGX. No party will have the right, power or authority to assume, create or incur any expense, liability or obligation, express or implied, on behalf of any of the other parties.

         9.9 Severability. If any provision(s) of this Agreement will be held invalid, illegal or unenforceable by a court of competent jurisdiction, this Agreement will continue in full force and effect without said provision.

         9.10 Notices. Any notices made pursuant to this Agreement will be in writing and will be deemed effective when sent by nationally recognized overnight express delivery service, registered or certified mail, return receipt requested, postage prepaid, to the respective addresses specified below, or to such other address as each party may specify by written notice:

         To SGX:           Structural GenomiX, Inc.
                           10505 Roselle Street
                           San Diego, CA 92121
                           Attention:  President and CEO
                           Copy to:    Legal Department

         To CFFT:          Cystic Fibrosis Foundation Therapeutics, Inc.
                           6931 Arlington Road
                           Bethesda, MD 20814
                           Attention: Dr. Robert Beall, President

                           Copy to:  Kenneth I. Schaner, Esq.
                           Swidler Berlin LLP
                           3000 K Street, N.W., Suite 300
                           Washington, D.C. 20007



         9.11 Entire Agreement. This Agreement and its Appendices constitute the entire Agreement between SGX and CFFT and except as provided in Article I supersedes all prior communications, understandings and agreements with respect to all subject matters covered by the Agreement.

         9.12 Modification; Waiver. This Agreement may not be altered, amended or modified in any way except by a writing signed by both parties. The failure of a party to enforce any provision of the Agreement will not be construed to be a waiver of the right of such party to thereafter enforce that provision or any other provision or right.

         9.13 Headings. The captions to the several sections hereof are not a part of this Agreement, but are included merely for convenience of reference only and shall not affect its meaning or interpretation.

         9.14 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original and both of which together will constitute one instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.


STRUCTURAL GENOMIX, INC.                    CYSTIC FIBROSIS FOUNDATION
                                            THERAPEUTICS, INC.


By: /s/ M.G. Grey                           By:  /s/ Robert J. Beall
    -------------------------------              -------------------------------





Title: President & CEO                      Title: President & CEO
       ----------------------------                -----------------------------


Date: June 23, 2005                         Date: 7/05/05
      -----------------------------               ------------------------------

                                   APPENDIX A


                          SURVIVING MILESTONES FROM SRA


                                       Milestones                       Amount
----------------- ------------------------------------------ --------------------
1                 [...***...]                                        $[...***...]

2                 [...***...]                                        $[...***...]

3                 [...***...]                                        $[...***...]

4                 [...***...]                                        $[...***...]

5                 [...***...]                                        $[...***...]

Total                                                                $[...***...]
                                                                      -----------




                                       34    ***CONFIDENTIAL TREATMENT REQUESTED

                                   APPENDIX B


                              LEAD SERIES CRITERIA


A Lead Series will comprise a set of structures that possess the properties detailed below and can form the basis of a formal medicinal chemistry optimization effort.


B.1      EARLY LEAD SERIES CRITERIA

(i)      [...***...].

(ii)     Total number of [...***...] and [...***...], number of [...***...]

(iii) No [...***...] groups or [...***...] commonly associated with [...***...], as judged by an independent [...***...] agreed upon by [...***...]. No [...***...] of [...***...] to the [...***...] that would be [...***...] in [...***...].

(iv)     [...***...].

(v)      Proof of [...***...] in [...***...]; [...***...] an increase in the
         [...***...].

(vi)     [...***...] activity on [...***...] by a known [...***...]

(vii)    [...***...].

(viii)   [...***...] in [...***...] used for [...***...].

(ix) One or more [...***...] meets criterion numbers [...***...], [...***...], [...***...], [...***...], [...***...], [...***...], and at
         least one member of the series meets criteria [...***...] without necessarily also meeting criteria [...***...], [...***...], [...***...], [...***...], [...***...], [...***...].(1)

B.2.     LEAD SERIES CRITERIA

         [...***...]:

(i)      [...***...].

(ii)     [...***...].

(iii)    [...***...].

(iv)     [...***...] in presence of [...***...]% [...***...].


----------
(1) While satisfaction of the specified criterion requires that [...***...], [...***...], [...***...], [...***...], [...***...], the parties specifically intend that [...***...]



                                       35    ***CONFIDENTIAL TREATMENT REQUESTED

(v)      [...***...].

(vi)     [...***...]:

                  a.       [...***...]

                           [...***...]

                  b.       [...***...]

(vii)    [...***...]

(viii)   [...***...], [...***...], [...***...].

(ix)     [...***...]

(x)      [...***...] should be met for a [...***...] within the [...***...];

(xi)     At least [...***...] is required to meet all the specified criteria.

(xii)    [...***...]:

                  o        [...***...]

                  o        [...***...]

                  o        [...***...]

                  o        [...***...]




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




                                   APPENDIX C

                                  Research Plan



3.8 1. OVERALL GOAL

The goal of the SGX-CFFT collaboration is to generate Lead Series that function as "[...***...]" of (DELTA)F508 CFTR and have the potential to be optimized and developed into therapeutics. The Plan involves applying SGX FAST( technology to find novel small molecule structures that bind to []F508 NBD1 and that, when optimized and tested in cells, reverse the effect of the F508 mutation.

This project will be initiated with parallel screens of the SGX FAST(TM) Fragment Library (using compound mixtures) using [...***...] and [...***...] with []F508 human NBD1 as the target. Fragments identified from the [...***...] screen will be re-screened by [...***...]. All [...***...] hits will be prioritized for elaboration into compounds with increased binding affinity to []F508 NBD1.


2. Overview of the FAST( Process

FAST(TM) begins with the establishment of robust methods for co-crystallization and soaking to enable screening of the FAST(TM) fragment library against the target.

Once the crystal soaking methods are developed at SGX, the FAST(TM) fragment library is screened. This includes a crystallographic screen of fragment mixtures ([...***...] fragments soaked with [...***...] crystal). Fragments identified as binding to the target protein are reviewed and selected for elaboration, using criteria such as [...***...], [...***...], [...***...] and
[...***...], and [...***...] in terms of chemical elaboration.

The FAST(TM) Fragment library is a collection of ~1000 diverse low molecular weight compounds that represent ring systems typically found in drugs and drug-like molecules. These fragments have been selected using specific "lead-like" criteria, including:

         o [...***...]

         o [...***...]

         o [...***...]

         o [...***...], [...***...], [...***...], [...***...],
           [...***...].[...***...]

Each member of the FAST(TM) fragment library is amenable to rapid chemical elaboration at two or three sites to provide access to enormous potential chemical diversity using parallel organic synthesis. Initial fragment elaboration involves using knowledge of the structure of the target-fragment complex and advanced computational chemistry tools (MM/PBSA: Kollman et al, Acc. Chem. Res. 2000, 33, 889-897) to guide synthesis of small, focused linear (one-dimensional) libraries. Usually, these linearly elaborated




                                       37    ***CONFIDENTIAL TREATMENT REQUESTED
fragments are evaluated with in vitro biochemical assays and co-crystal structure analyses to provide a set of compounds with enhanced activity and SAR. In the case of (DELTA)F508 NBD1, however, [...***...]. Instead, we will use a [...***...], and [...***...]) to assess [...***...]. Thereafter, optimal variations at each point of chemical diversity are combined to synthesize focused combinatorial (two- or three-dimensional) libraries that are again evaluated with assays and X-ray crystallography. These focused combinatorial libraries typically contain multiple novel compounds of low molecular weight (<500Da) that bind the target protein with micromolar IC(50) values and considerable selectivity. The deliverables from this process are compounds with defined "lead-like" properties, target activity, SAR, and co-crystal structures. The identified compounds can be further elaborated via parallel synthesis or medicinal chemistry optimization to provide more optimized lead series. The leads or lead series can be profiled and advanced based on cellular or functional assays, animal efficacy models, in vitro and in vivo ADME and in vitro toxicology studies in concert with structural information.

3. FAST(TM) APPLIED TO (DELTA)F508 NBD1

SGX and CFFT will collaborate on the discovery of Lead Series against (DELTA)F508 NBD1 using the SGX FAST(TM) process. The crystal structure of (DELTA)F508 human NBD1 has already been determined at SGX. A prime initial goal of the collaboration will be to determine the [...***...] and [...***...] of [...***...] on the [...***...] of the [...***...]. Information gained from this early series of experiments will guide the selection of fragments for further elaboration. Prioritization of the fragment selection and elaboration for the various sites will occur through discussions with the Joint Research Committee
(JRC) throughout the course of the collaboration.

SGX will then apply its experience and expertise in high-throughput crystallographic studies of protein-ligand complexes and integrated small molecule design and discovery to rapidly identify one or more Early Lead Series against (DELTA)F508 NBD1 which will subsequently be optimized to Lead Series as defined in Appendix B.


3.1 TIMELINE

The projected timeline for the FAST(TM) project directed against (DELTA)F508 NBD1 is illustrated in the accompanying Project Timeline, with the goal of identifying one or more Lead Series as defined in Appendix B.


3.2 FAST(TM) TARGET SELECTION AND FAST(TM) READINESS

3.2.1 Protein Production

SGX currently has established methods for producing a number of [...***...] and [...***...] proteins in multi-milligram quantities. These quantities are sufficient for all the crystallization trials and binding studies using mass spectrometer analysis that are envisaged during the collaboration.

3.2.2 Screening for compounds that bind to (DELTA)F508 NBD1 using [...***...]

As there is no biochemical assay for compounds that bind to [...***...], we will use an assay based on [...***...], in parallel with the crystallographic screen, to detect FAST(TM) fragments that bind to (DELTA)F508 NBD1. For this, we will [...***...] into [...***...] that are based on [...***...] and [...***...] by
[...***...]



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



[...***...] rather than on [...***...]. We will screen both wild type and (DELTA)F508 NBD1 proteins in parallel in this assay as this will allow us to determine, for the first time, whether there are differences in binding properties between these proteins due to the loss of F508.

A brief description of the [...***...] process follows:

         o The [...***...]) is [...***...] from the FAST(TM) library, where each [...***...] of [...***...] (the number of [...***...] can be
           [...***...] if needed).

         o Appropriate [...***...] are [...***...].

         o [...***...] are [...***...] as the [...***...] of [...***...].

         o [...***...] to [...***...] are [...***...] by [...***...] and
           identified by [...***...].

         o [...***...] that [...***...] can be [...***...] in [...***...].

         o [...***...] will be followed up by [...***...].

We intend to use the [...***...] screen in parallel with the [...***...] screen. Each approach will use [...***...]. However, the [...***...] will be different: those for the [...***...] screen will be [...***...] based on the [...***...] of the [...***...] while those used for [...***...] are [...***...] based on the [...***...]. Following the [...***...] analysis on compound mixtures, we will follow up hits with individual experiments on single compounds to confirm the identity of the hits.

The JRC will review results and select [...***...] hits for follow-up in crystallization trials to determine the precise location of the binding sites and binding mode of the fragments.

3.2.3 Crystallization and Crystallography

SGX will develop appropriate crystallization, co-crystallization, soaking and mixture soaking methods in-house to enable [...***...]. Activities will include:

         o Definition of [...***...] and [...***...] and [...***...]

         o Verification of [...***...], [...***...]

         o Development and optimization of [...***...]

The main goal is to be able to [...***...]. In the early stages of the work, [...***...] will be attempted [...***...]. Our goal is to [...***...] from the
[...***...] (DELTA)F508 NBD1 protein, where [...***...]% of the [...***...] to
[...***...]. However, at a certain point the JRC may agree to move forward even [...***...]%.


3.3 IDENTIFICATION OF INITIAL FRAGMENT HITS

>> [...***...] of the SGX FAST(TM) Fragment library will be performed to provide initial Fragments for elaboration.

>> Fragments may be identified as binding to multiple different sites on (DELTA)F508 NBD1. SGX will select [...***...] Initial Fragment Hits, distributed across the different binding sites, using criteria including [...***...]. SGX will generate plans to elaborate these fragments.

>> Fragment hits identified by [...***...] will be tested by [...***...] and/or [...***...] to measure their binding affinity.



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3.4  IDENTIFICATION OF ELABORATED FRAGMENTS

>> The selected Initial Fragment Hits are computationally elaborated into virtual libraries with each segment/handle combination being elaborated independently to provide "linear libraries". The enumerated libraries are subjected to the SGX proprietary docking and scoring process (AGILE). The AGILE process involves:

     1.  Enumerating all possible [...***...] from [...***...] at each "handle".

     2. Generating all [...***...] of each [...***...] in the context of the [...***...] and [...***...], based on the observed [...***...] of the
         [...***...].

     3.  [...***...] each [...***...] in the context of the [...***...].

     4.  Eliminating [...***...] with [...***...].

     5.  [...***...].

>> The target library for the first round of synthesis is typically [...***...] compounds for each fragment / handle that is elaborated.

>> SGX will synthesize these small parallel libraries of Linear Elaborated Fragments, [...***...] per "handle", using the computationally selected fragments (i.e., for a fragment with [...***...] "handles", [...***...] individual small libraries will be synthesized, one at each position - approximately [...***...] compounds per library).

>> All linear library members will be tested by [...***...] and/or [...***...] to determine their binding affinity. Selected compounds with measurable affinity will be selected for cocrystal structure determination.

>> SGX will perform co-crystal structure determinations for selected Linear Elaborated Fragments.

The fact that both [...***...] have [...***...] may be an issue. All [...***...] will already have been [...***...] by their [...***...] in the [...***...] for synthesis. We will need to obtain [...***...] for [...***...] and [...***...].
[...***...] will need to be compatible with the [...***...]; [...***...] will be completed at a maximum rate of [...***...]. If [...***...] or [...***...]
threaten to become [...***...], one of the following alternative approaches will be used:

i) If we have a [...***...] system, we will use [...***...] (we may need to [...***...], just as with the FAST screening library; so [...***...] elaborated compounds would be combined [...***...]) to identify [...***...] for follow-up by [...***...] by [...***...] and/or [...***...]. The advantage of this approach is that we will not [...***...] without [...***...]. We will also consider using [...***...] as a [...***...] at the outset until we gain confidence in [...***...] results. Or,

ii) Once the [...***...] of the [...***...] has been established, it will be possible to [...***...] with [...***...] in a rapid fashion with a [...***...] in a [...***...], and then select those compounds of interest for a [...***...].

3.5 COMBINATORIAL ELABORATED FRAGMENTS

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>>       Based on the results from the characterization of Linear Elaborated
         Fragments, SGX will generate plans for the second stage of fragment elaboration (Combinatorial Elaborated Fragments). The effort will focus on elaboration of compounds targeting a single binding site (unless the JRC elects to the contrary) and will involve multiple elaborations of up to [...***...] Fragments subject to the outcome of the screening and linear library design experiments outlined above.

>> SGX will computationally select (using the AGILE process described above) combinations of active Linear Elaborated Fragments for all points of diversity (handles) to design small, focused combinatorial libraries, for which two or more positions are varied simultaneously (approximately [...***...] compounds per library).

>> SGX will synthesize small combinatorial libraries using parallel synthesis.

>> All combinatorial library members will be tested by [...***...] and/or [...***...] to determine their binding affinity.

>> [...***...] will perform [...***...] determinations for selected Combinatorial Elaborated Fragments.

>> Depending on the results from these first Combinatorial Elaborated Libraries, we anticipate that [...***...].

The number of structure determinations, whether by [...***...] or by [...***...], will depend on the answer to questions such as 3.4. We will submit up to [...***...]% of [...***...]-active compounds per linear library for soaking to obtain a representative sampling of the most active compounds.


3.6  OPTIMIZATION TO EARLY LEAD SERIES

>> As necessary, additional optimization will be undertaken in order to obtain one or more Early Lead Series meeting the target criteria in Appendix B.

>> Plans will be generated using a combination of structure-based design and parallel synthesis, with additional consideration of properties and medicinal chemistry design to address any identified liabilities of the Early Lead Series. This effort may include synthesis of smaller sets of compounds with specific functional group changes and/or replacements. Design efforts will continue to draw on data from co-crystal structures of Elaborated Fragments.

>> SGX will prepare the representative members of the Early Lead Series and provide powder samples (up to 15mg) to CFFT for evaluation in cell-based assays.

>>       SGX will conduct a STN International search around Early Lead series.

>> The JSC will review profiling data and compounds/series will be nominated as Early Lead Series meeting the defined criteria described in Appendix B.


3.7 [...***...] MEASUREMENT OF BINDING AFFINITIES AND CELL-BASED EVALUATION OF COMPOUND ACTIVITY

The Research is dependent upon the availability of both [...***...] and [...***...] assays to be provided by CFFT.

The [...***...] assay will be based either on [...***...] analysis, both of which are capable of [...***...]. SGX will be responsible for providing samples of both proteins and compounds for this assay.

The cell-based assay should be capable of detecting compounds with activities of less than 10uM. Currently, the following types of assay, designed either to demonstrate activity of compounds in cell lines expressing mutant CFTR or to show specificity of action, are envisaged:



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         o        [...***...] or [...***...] to [...***...] and and [...***...]

         o        [...***...] by [...***...] in [...***...]

         o        [...***...] assays [...***...]

         o        [...***...] in the [...***...] assay to [...***...] in
                  [...***...] in the [...***...]

Responsibilities for establishing these assays are set out in Appendix E.

Once active compounds have been identified, the JRC will discuss potential mechanism of action studies for evaluation of these series. These studies may include protein folding studies. It is anticipated that these studies will be outsourced and provision for the funding of the studies will be made in the budgets for Years 2 and 3 as applicable.


3.8  OPTIMIZATION OF EARLY LEAD SERIES TO LEAD SERIES

Several parameters will be optimized to convert the early leads into late stage leads suitable for consideration as potential development candidates. Thus, in addition to continuing optimization of potency in the biochemical and cellular assays, we will be optimizing for selectivity against criteria agreed to by the JSC.

From the perspective of in vitro ADME, we will be designing and selecting lead structures with acceptable plasma protein binding and metabolic profiles to attain acceptable human in vivo bioavailability, and lack of CYP interactions to obviate any potential drug/drug interactions. There will be a clearly defined IP position with supportive patent filings, and a proven synthetic route for obtaining pure grade material on a multi-gram scale.

3.9  POTENTIAL ADDITIONAL TARGETS

Although work on this project will start with (DELTA)F508 NBD1 as the target, it may be replaced, at some stage, by another target(s). Replacement targets are:

         o [...***...]

         o [...***...]

Both of these targets are currently in the Research stage at SGX. The decision to replace (DELTA)F508 NBD1 with one of the other targets will be made by the JRC.



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                                   APPENDIX D

                               MILESTONE SCHEDULE

YEAR 1

1.       [...***...] screen on Target 1: Identification of [...***...] to
         [...***...].

                  $[...***...]

2.       [...***...] of [...***...] for [...***...] of [...***...] the
         appropriate [...***...] whose [...***...] is [...***...]. In this instance, "[...***...]" means that [...***...]% of [...***...] than or
         [...***...] shall be final arbiter in cases where [...***...].

[                 $[...***...]



3        FAST(TM) screen on Target 1: [...***...] of a [...***...].

                  $[...***...]



4.       [...***...]: Identification of a [...***...] with [...***...] than
         [...***...]. [...***...] to be measured using [...***...].

                  $[...***...]



5.       [...***...]:[...***...] is [...***...] per criteria defined in
         [...***...].

                  $[...***...]



YEAR 2

6.       [...***...]: Identification of an [...***...] with [...***...] than
         [...***...] from [...***...].

                  $[...***...]



7. [...***...] - Anticipated Completion Date:- [...***...] days from Effective Date. Measurable efficacy for [...***...] in at least one of the [...***...] described in [...***...], as judged by [...***...]

                  $[...***...]



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8.       [...***...] - Anticipated Completion Date: [...***...] days from
         Effective Date. Identification of an [...***...] in [...***...]

                  $[...***...]



9.       [...***...] -Anticipated Completion Date: [...***...] days from
         Effective Date.

         At least one compound meets [...***...] defined in [...***...].

                  $[...***...]



YEAR 3

10.      [...***...] - Due [...***...] days from Effective Date:

         Identification of a [...***...] meeting criteria defined in [...***...].

                  $[...***...]



         Wild-type and (DELTA)F508-NBD1 are assumed to be Target 1. Should Targets change, the new Target will assume the same milestones, as appropriate.



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                                   APPENDIX E

                                OUTSOURCE BUDGET

YEAR 1

>>       ACCESS TO [...***...]

         o Initial discussions indicated that CFFT will arrange these assays through [...***...] on a fee for service basis. SGX to supply compounds and to have access to all information for analysis. Assume a cost of $[...***...] in Year 1.

>>       ACQUISITION OF [...***...] TECHNOLOGY - SGX

         o Establish collaboration with [...***...]. Compounds from elaborated hits will be assayed by [...***...] and by [...***...]. Assume a cost of $[...***...] in Year 1.

YEAR 2*

>>       [...***...] method for [...***...] - [...***...]

         o        SGX to provide compounds for these assays

>>       [...***...] for [...***...] - [...***...] to provide [...***...] and an appropriate [...***...]

         o        SGX will conduct Western blot analysis

>>       using [...***...] - [...***...]

         o        SGX to provide compounds for these assays

>>       [...***...] - [...***...]

         o        SGX to provide compounds for these assays

>>       [...***...] - [...***...]

         o        SGX will carry out these assays

YEAR 3*

>>       [...***...] - [...***...]

         o        SGX will carry out these assays

>>       [...***...] - [...***...]

         o        SGX will carry out these assays

>>       [...***...] (TBD)

>>       [...***...] - [...***...]

         o        [...***...]

>>       [...***...] - [...***...]

         o        SGX will carry out these assays


* Proposed budget amounts shall be submitted by SGX to CFFT on or before [...***...] in each of [...***...], and when budget amounts are approved by CFFT, they shall be inserted in a replacement Appendix E.





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